Exhibit 99.1

TRADED: Nasdaq: PRAI
FOR YOUR INFORMATION:

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Matt Bond	Jeff Wilhoit	Kathy Waller
Senior Vice President and CFO	General Info	Analyst Contact
703-464-6300	312-640-6757	312-640-6696
FOR IMMEDIATE RELEASE
OCTOBER 26, 2005
PRA INTERNATIONAL ANNOUNCES THIRD QUARTER RESULTS
Record Profitability
Initiates Organizational Realignment
RESTON, Va., October 26, 2005 — PRA International (Nasdaq: PRAI), a leading global clinical research organization, today announced increases in service revenue and operating income for the third quarter ended September 30, 2005.
Third Quarter 2005 Highlights
•	Service revenue increased 7.5% to $75.6 million

•	Operating margin increased to 17.9%

•	Net income increased 54.3% to a record $9.2 million, or $0.38 per diluted share

•	New business awards totaled $103 million

•	Backlog increased 31.4% to $494 million

•	Reorganization to enhance flexibility and customer responsiveness

•	Three executive promotions to continue growth

•	Frank Hijek joins PRA as SVP of Business Development

•	New Lenexa, Kansas facility on line; expansion underway

•	Cell Therapeutics, Inc. (formerly NovusPharma SpA) arbitration resolved

•	Raises 2005 EPS guidance from $1.20 — $1.24 to $1.32 — $1.36; revenue guidance revised down for 2005
“We continued to execute on our Project Assurance SM commitment during the third quarter, which translated into increased revenue and record net income in the third quarter,” said Pat Donnelly, PRA International president and chief executive officer. “The central tenet of Project Assurance is maximizing our opportunities for success at every customer touch point. Toward that end, we initiated an organizational realignment in order to better utilize our existing resources with that of our customers. Our overall goal in doing this is to obtain further alignment between our customers and the best people at PRA. We believe this will better enable our customers to take advantage of every capability and resource available to them as valued clients.
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What will not change as a result of this realignment is our growing position as the provider of choice for the highest quality services in the industry.
“To help us accomplish this objective, I am pleased to announce the promotions of three key executives who will be responsible for continuing to move PRA International forward. On the sales and marketing side, Bruce Teplitzky has been promoted to Executive Vice President of Business Development; not only will he continue to oversee our therapeutic business development efforts, but now all of our contracts and proposal efforts as well. We have promoted Monika Pietrek, M.D., to Executive Vice President of Global Scientific & Medical Affairs. Dr. Pietrek will now have the Global Product Development Services, Global Medical & Safety Affairs, and Global Regulatory Affairs business units of PRA reporting directly to her. On the operations side, Brian Mooney has been promoted to Senior Vice President of Project Management. Frank Hijek has also joined PRA as Senior Vice President of Business Development.”
Third Quarter and Nine Month Results
For the three month period ended September 30, 2005, PRA International’s service revenue totaled $75.6 million, an increase of 7.5 percent over $70.3 million in the third quarter of 2004. Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue totaled $7.6 million compared to $7.6 million in the third quarter of 2004. Income from operations in the third quarter totaled $13.5 million, a 22.7 percent increase from $11.0 million in the year-ago quarter. Third quarter 2005 operating margin, based on service revenue, was a record 17.9 percent compared to 15.6 percent in the 2004 third quarter. Net income totaled $9.2 million, or $0.38 per diluted share, compared to $6.0 million, or $0.29 per diluted share, in the third quarter of 2004. Earnings per diluted share figures are based on diluted shares outstanding of 24.5 million compared to 20.3 million in the third quarter of 2004.
For the nine month period ended September 30, 2005, service revenue totaled $225.2 million, an increase of 9.2 percent over $206.3 million in the first nine months of 2004. Reimbursement revenue totaled $24.6 million compared to $23.4 million in the first nine months of 2004. Income from operations in the 2005 period totaled $38.4 million compared to $26.4 million in the same period one year ago. The nine month period of 2004 included tender/option expenses totaling $6.0 million. Adjusting for the impact of these one-time expenses, income from operations in the first nine months of 2004 was $32.4 million.
Operating margin for the first nine months of 2005, based on service revenue, was 17.1 percent compared to 12.8 percent in the first nine months of 2004. Adjusting for the impact of tender/option expenses, operating margin for the first nine months of 2004 was 15.7 percent. Net income totaled $24.7 million, or $1.01 per diluted share, compared to $15.9 million, or $0.79 per diluted share, in the first nine months of 2004. Earnings per diluted share figures are based on diluted shares outstanding of 24.4 million compared to 19.9 million in the first nine months of 2004.
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New business awards for the third quarter and first nine months of 2005 totaled $103.3 million and $317.4 million respectively, compared to $88.5 million and $263.8 million in the comparable periods in 2004, an increase of 17 percent and 20 percent respectively. Backlog at September 30, 2005 was approximately $494 million, a 31.4 percent increase, compared to $376 million one year ago. Net book to bill ratio for the third quarter was 1.21 compared to 1.06 in last year’s third quarter. Net book to bill ratio for the first nine months of 2005 was 1.19 versus 1.08 in the first nine months of 2004. PRA’s third quarter cash flow from operations was $2.0 million compared to cash flow from operations of $8.9 million in the year-ago quarter. Days sales outstanding, which includes accounts receivable and unbilled services less advanced billings, totaled 15 days compared to a negative seven days in the year-ago quarter. At September 30, 2005, PRA International had cash of $70.3 million and no significant long term debt.
Lenexa Facility Expansion
As previously announced, the Company opened its new 106,000 square foot facility in Lenexa, Kansas. The planned expansion of an additional 42,000 square feet at that location is underway, with an expected completion date of November 2005. This facility consolidates PRA staff that had been in four separate locations, and houses a significant amount of PRA’s data management and all of our document management services in one location.
Resolution of Cell Therapeutics, Inc. Arbitration
The Company also announced today that the Cell Therapeutics, Inc. (formerly NovusPharma SpA) arbitration has been resolved based on the final ruling of the International Chamber of Commerce, International Court of Arbitration. “We are pleased to have this behind us. While the ruling had awards being made to both parties, the ruling requires us to make a net payment to Cell Therapeutics of approximately $675,000, which was reflected in our third quarter results. This is substantially less than the total claim by them of approximately $28.7 million, and we consider the matter fully resolved,” said Donnelly.
Outlook
“The lengthening of the business conversion cycle we discussed last quarter continues to affect revenue recognition patterns and we experienced some delays in a handful of large contracts,” added Donnelly. “Customers want to ensure availability of PRA teams for their projects, so they make initial commitments to us, sometimes well before work begins. We at PRA will continue to manage this dynamic in order to make sure that our resource levels of professional staff are in line with the requirements of our customers and at the same time deliver above industry profitability.”
Guidance
Reflecting the factors cited by Donnelly, the Company today elected to revise upward its guidance for 2005 earnings per share from a previous range of $1.20-$1.24 to a new range of $1.32 — $1.36. The Company is also revising its 2005 revenue guidance downward, from $308 million to approximately $300 million for the year.
PRA International will hold a conference call today at 9:00 a.m. Eastern to provide supporting detail on third quarter results. The call will be available via live webcast at http://www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at
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the site for 45 days.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, including estimates of net income and service revenue, as well as any other predictive statements dependent upon future events or conditions, or that include words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “may”, “will”, “estimate” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the Company’s estimates only as of the date of this news release and are not intended to give any assurance as to actual future results. Factors that might cause future results to differ include: the success of the efficiencies of the Company’s new Lenexa facility; the success of the Company’s organizational realignment; ultimate resolution of the Cell Therapeutics arbitration; and general economic and business conditions. PRA International’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the Company believes to be reasonable based upon available information, they are subject to risks and uncertainties that are described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K. This document can be accessed in the SEC’s EDGAR database found at www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.
About PRA International
PRA International is one of the world’s leading clinical development organizations, with approximately 2,500 employees working from offices in North America, Europe, South America, Africa, Australia and Asia. PRA, an ISO 9001:2000 registered company, delivers services to its clients through a unique approach called Project AssuranceSM, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, global access to knowledge, and involved senior management.
To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.
-FINANCIAL TABLES FOLLOW-

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PRA International
Consolidated Income Statements
Three Months and Nine Months Ended September 30, 2005 and 2004
(Dollars, in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Service revenue	75,567	70,311	225,191	206,271
Reimbursement revenue	7,602	7,550	24,585	23,443
Total revenue	83,169	77,861	249,776	229,714

Direct costs	34,537	32,814	103,973	98,889
Reimbursable out of pocket costs	7,602	7,550	24,585	23,443
Selling, general & admin	24,654	23,576	74,325	67,380
Tender/option expense	—	402	—	5,987
Depreciation and amortization	2,856	2,355	8,479	7,050
Management fees	—	200	—	600
Income from operations	13,520	10,964	38,414	26,365
Interest income (expense), net	248	(771)	879	(2,341)
Other income (expense), net	(292)	(843)	(786)	832
Income before tax	13,476	9,350	38,507	24,856

Provision for income taxes	4,267	3,383	13,785	8,998
Net income	9,209	5,967	24,722	15,858

Earnings per share
Basic	$0.41	$0.33	$1.10	$0.88
Diluted	$0.38	$0.29	$1.01	$0.79

Number of shares
Basic	22,548	18,114	22,436	17,944
Diluted	24,477	20,301	24,362	19,949

Reconciliation of adjusted income from operations
Income from operations	13,520	10,964	38,414	26,365
Tender/option expense	—	402	—	5,987
Adjusted income from operations(1)	13,520	11,366	38,414	32,352

Reconciliation of adjusted net income
Net income	9,209	5,967	24,722	15,858
Tender/option expense (net of tax effect)	—	257	—	3,613
Adjusted net income(1)	9,209	6,224	24,722	19,471

Adjusted net income per share(1)
Basic	$0.41	$0.34	$1.10	$1.08
Diluted	$0.38	$0.31	$1.01	$0.97

(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted income per share” exclude the effects of a one-time tender offer relating to our repurchase in 2004 of stock options and the payment of a special bonus to certain employee option holders. The tender offer and option repurchase costs, all of which were incurred in 2004 in connection with a one-time, special transaction, are not viewed by our management as indicative of the status of our ongoing operating performance. Each of adjusted income from operations, adjusted net income, and adjusted net income per share (i) are measures of our performance that are not required by or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.
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PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	September 30,	December 31,	September 30,
	2005	2004	2004
Cash and marketable securities	70,320	90,388	28,638
Accounts receivable	43,965	59,384	58,417
Unbilled	41,809	29,993	40,102
Advanced billings	69,879	114,801	105,035
Working capital	35,366	11,478	(18,566)
Total assets	320,652	337,344	282,988
Equity	179,865	150,379	75,148
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